Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES

voting results of annual general meeting

VANCOUVER, BRITISH COLUMBIA – June 12, 2018 - Golden Queen Mining Co. Ltd. (TSX:GQM| OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to provide the detailed voting results on the items of business considered at the Company’s Annual General Meeting (the “Meeting”) of Shareholders held on Monday, June 11, 2018. A total of 218,258,024 common shares were voted, representing 72.73% of the outstanding common shares. Shareholders voted in favour of setting the number of directors at four (4) and for the election of all director nominees. The percentage of votes cast for each is as follows:

Proposal 1 - Number of Directors

The number of directors for the Board of Directors of the Company was set as four (4).

Votes of shares for	% votes cast	Votes against	% votes cast
177,876,271	99.65%	633,041	0.35%

Proposal 2 - Election of Directors

Each of the nominee directors listed in the Company's proxy statement and management information circular dated April 25, 2018 was elected as a director, without a vote by ballot being conducted. Golden Queen received proxies directing voting on the four (4) directors nominated for election as set forth in the table below:

Name of nominee	Votes for	% votes cast	Votes withheld/abstain	% votes cast
Thomas M. Clay	177,508,269	99.44%	1,001,043	0.56%
Paul M. Blythe	177,666,868	99.53%	842,444	0.47%
Bryan A. Coates	177,662,496	99.53%	846,816	0.47%
Bernard Guarnera	177,665,063	99.53%	844,249	0.47%

Proposal 3 - Appointment of Auditors

According to proxies received and a vote by show of hands, PricewaterhouseCoopers LLP was appointed as the Company's auditors until the next general meeting of shareholders or until a successor is appointed and the directors were authorized to fix the auditors' remuneration.

Votes of shares for	% votes cast	Votes withheld/abstain	% votes cast
217,367,002	99.59%	891,022	0.41%

Proposal 4 – Approval of Unallocated Entitlements Under the Stock Option Plan

According to proxies received and a vote by show of hands, all unallocated entitlements under the Plan were approved and the Company continues to have the ability to grant options under the Plan until June 11, 2021.

Votes of shares for	% votes cast	Votes withheld/abstain	% votes cast
174,157,525	97.56%	4,351,787	2.44%

Full details of all proposals are fully described in the Company’s Management Information Circular available on the Company’s website at www.goldenqueen.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

About Golden Queen Mining Co. Ltd.:

Golden Queen is a gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com